Exhibit No. 23.1
Form SB-2
Buyers United, Inc.


[COHNE, RAPPAPORT & SEGAL LETTERHEAD]


                                September 5, 2003


Board of Directors
Buyers United, Inc.
14870 Pony Express Road
Bluffdale, Utah 84065

      Re:   Registration Statement on Form SB-2

Gentlemen:

     We have acted as counsel to Buyers United, Inc. (the "Company") in connection with the registration for resale on a Form SB-2 Registration Statement (the "Registration Statement") of 8,779,333 shares of the common stock of the Company that may be sold from time to time by the persons listed under the caption "Selling Security Holders," in the Registration Statement. The selling security holders own

     o    Warrants to purchase 109,375 shares at a price of $1.25 per share
     o    Warrants to purchase 4,466,856 shares at a price of $2.00 per share
     o    Warrants to purchase 672,700 shares at a price of $2.50 per share
     o Options to purchase 2,189,152 shares at prices ranging from $2.00 to $5.392 per share
     o Convertible notes in the amount of $1,162,500 convertible at $2.00 per share
     o Convertible notes in the amount of $1,775,000 convertible at $2.50 per share
     o    50,000 shares of common stock

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Board of Directors
Buyers United, Inc.
September 5, 2003
Page 2
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     In connection with this engagement,  we conducted such  investigations  and examined such certain corporate records and proceedings of the Company we deem necessary for purposes of expressing the opinions stated herein. In the course of this investigation and examination, we examined the corporate proceedings taken in connection with the authorization and issuance of the securities described above, including the shares of common stock issuable upon exercise of the warrants and options and conversion of the convertible notes and issuance of the 50,000 shares of common stock now outstanding that are included in the Registration Statement. Based upon the foregoing, we are of the opinion that the shares of common stock of the Company covered by the Registration Statement have been duly authorized and, when sold, issued and paid for by exercise of the warrants and options or conversion of the convertible notes, will be validly issued, fully paid and non-assessable. Furthermore, the 50,000 shares of common stock now outstanding that are included in the Registration Statement are duly authorized and are validly issued, fully paid, and non-assessable. This opinion is limited to the federal laws of the United States of America and the laws of the state of Delaware, including reported judicial decisions interpreting those laws.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement, and we further consent to the reference under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement to the fact that this opinion concerning the validity of the shares of Common Stock has been rendered by us.

                                          Sincerely,


                                          /s/ Cohne, Rappaport & Segal, P.C.

MEL:db

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